Exhibit 10.7

RPX CORPORATION

ONE MARKET PLAZA, STEUART TOWER, SUITE 700

SAN FRANCISCO, CA 94105

October 25, 2010

Mallun Yen

[Address]

Dear Mallun:

RPX Corporation (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be Executive Vice President, and you will report to John Amster, Chief Executive Officer, and be part of the executive management. This is a full-time position.

2. Commencement of Employment. This letter is conditioned upon your agreement to begin employment with the Company no later than November 22, 2010.

3. Cash Compensation. The Company will pay you a starting salary at the rate of $300,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. If you are still actively employed and in good standing with the Company as of December 31, 2011, the Company will pay you a guaranteed Year End Bonus of $200,000 for the calendar year 2011, payable in a lump sum on the next regularly scheduled payroll date (“Guaranteed 2011 Bonus”).

Beginning in 2011, you will also be eligible to participate in the Company's annual incentive compensation plan. If the Company meets all of its annual corporate goals, and you also perform well against your individual and group goals, which initially will relate to the milestones described below, you can expect to receive an incentive plan payment after the Company’s Board of Directors (the “Board”) approves our year-end financial statements. No bonus will be paid unless you are an employee of the Company on the date the bonus is paid. Please note that this incentive plan does not constitute a contract of employment or alter the "at will" status of your employment. If the amount you would have received under the Company’s annual incentive compensation plan for 2011 exceeds your Guaranteed 2011 Bonus, then you will receive an additional bonus in the amount of the difference.

4. Equity Compensation. As part of your offer, we are also pleased to offer you a grant of 700,000 Options on Common Stock of the Company (the “Option”). This grant is subject to approval by the Board and will vest 25% upon completion of your first year of employment with the Company (such date, the “Cliff Vesting Date”), with the remaining 75% vesting ratably on a monthly basis over the next three years of employment with the Company. If the Company is

Mallun Yen

October 25, 2010

subject to a Change in Control before your employment terminates and you are subject to an Involuntary Termination within 12 months after the Change in Control, then you will become vested in an additional 50% of the then-unvested Option shares. Further, if you die or if the Company terminates your employment because of your Disability, in either case prior to the Cliff Vesting Date, then you will vest in the first 25% of the Option shares.

“Involuntary Termination” shall mean (i) the termination of your employment by the Company for reasons other than Cause or death or Disability; or (ii) your voluntary resignation following (A) a material reduction in your authority and responsibility (it being understood that a material reduction in authority and responsibility shall not be deemed to have occurred as long as you retain substantial senior executive responsibilities in the same line of business that you were involved with immediately prior to a Change in Control), (B) a reduction in your base salary by more than 10%, or (C) a request by the Company that you relocate by more than 50 miles.

“Cause” shall mean (i) your intentional and unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) your material breach of any agreement between you and the Company; (iii) your material failure to comply with the Company’s written policies or rules; (iv) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; (v) your gross negligence or willful misconduct; (vi) your continuing failure to perform assigned duties after receiving written notification of such failure from the Board of Directors; or (vii) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

In addition, subject to approval by the Board, at the same time you are granted the Option you will receive an additional grant of 200,000 Options on Common Stock of the Company (the “Performance Option”). Vesting of the Performance Option will begin after the Board determines that you have achieved both of the following milestones:

•

Within six months of the date your employment begins (the “Start Date”), you will submit to the Board for approval business plans for two new lines of business and those plans are approved by the Board (the “Business Plans”); and

•

Within 18 months of the Start Date, the Company has launched at least one of the businesses in the Business Plans with at least four clients that are generating revenue consistent with the applicable plan.

The Board will determine whether and when the milestones have been achieved. If the milestones are achieved, then the Performance Option will vest ratably on a monthly basis over four years of continuous employment beginning on the date the Board determines the milestones have been achieved. To the extent one or both of the milestones is not achieved within the time-frames specified above, the Performance Option will expire on the date the Board determines that such milestone(s) were not achieved unless it decides to permit vesting on an alternative basis.

Mallun Yen

October 25, 2010

Both the Option and the Performance Option will be subject to the terms and conditions applicable to options granted under the Company’s 2008 Stock Plan, as described in that plan and the applicable Stock Option Agreements.

5. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid time off in accordance with the Company’s PTO policy, as in effect from time to time.

6. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

7. Employment Relationship. Our benefits, payroll, and other human resource management services are provided through TriNet Employer Group, Inc., a professional employer organization. As a result of our arrangement with TriNet, TriNet will be considered your employer of record for these purposes and your managers at the Company will be responsible for directing your work, reviewing your performance, setting your schedule, and otherwise directing your work. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter of agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

8. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

Mallun Yen

October 25, 2010

9. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Francisco, California, in connection with any Dispute or any claim related to any Dispute.

* * * * *

As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer is contingent upon our receipt of a satisfactory investigation report of your background.

You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me.

Mallun Yen

October 25, 2010

This offer shall remain in effect through 5:00pm on October 29, 2010 after which time it shall become void.

Very truly yours,

RPX CORPORATION

/s/ John A. Amster
By: John A. Amster
Title: Chief Executive Officer

I have read and accept this employment offer:

/s/ Mallun Yen
Signature of Employee

Dated:	October 25, 2010

Attachment

Exhibit A: Proprietary Information and Inventions Agreement